NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2018
BIRMINGHAM, AL – (PRNewswire) – November 6, 2018 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and nine months ended September 30, 2018:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Revenues
Gross premiums written*	$259,704	$245,547	5.8%	$745,614	$683,132	9.1%
Net premiums written	$229,329	$216,706	5.8%	$652,230	$596,584	9.3%
Net premiums earned	$206,070	$192,303	7.2%	$616,819	$555,559	11.0%
Net investment income	$23,266	$23,729	(2.0%)	$67,677	$69,592	(2.8%)
Equity in earnings (loss) of unconsolidated subsidiaries	$5,228	$4,164	25.6%	$12,247	$8,489	44.3%
Net realized investment gains (losses)	$12,373	$7,749	59.7%	$2,651	$18,810	(85.9%)
Other income (expense)*	$2,388	$510	368.2%	$7,155	$4,581	56.2%
Total revenues*	$249,325	$228,455	9.1%	$706,549	$657,031	7.5%
Expenses
Net losses and loss adjustment expenses	$147,605	$129,356	14.1%	$439,120	$364,058	20.6%
Underwriting, policy acquisition and operating expenses*	$61,844	$57,111	8.3%	$178,812	$172,106	3.9%
Total expenses*	$218,303	$193,482	12.8%	$638,981	$562,642	13.6%
Income tax expense (benefit)	$(206)	$6,024	(103.4%)	$(3,939)	$4,467	(188.2%)
Net income	$31,228	$28,949	7.9%	$71,507	$89,922	(20.5%)
Non-GAAP operating income	$22,417	$24,263	(7.6%)	$69,858	$79,020	(11.6%)
Weighted average number of common shares outstanding
Diluted	53,773	53,614	0.3%	53,735	53,586	0.3%
Earnings per share
Net income per diluted share	$0.58	$0.54	7.4%	$1.33	$1.68	(20.8%)
Non-GAAP operating income per diluted share	$0.42	$0.45	(6.7%)	$1.30	$1.47	(11.6%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 13 of the Notes to Condensed Consolidated Financial Statements in the September 30, 2018 Form 10-Q for amounts by line item.

CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Current accident year loss ratio	82.1%	84.1%	82.1%	81.7%
Effect of prior accident years’ reserve development	(10.5%)	(16.8%)	(10.9%)	(16.2%)
Net loss ratio	71.6%	67.3%	71.2%	65.5%
Expense ratio	30.0%	29.7%	29.0%	31.0%
Combined ratio	101.6%	97.0%	100.2%	96.5%
Operating ratio	90.3%	84.7%	89.2%	84.0%
Return on equity*	7.9%	6.3%	6.0%	6.6%
* Quarterly computations of ROE are annualized

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Management Commentary
“Premiums increased in all four operating segments in the quarter, helping drive profitability in our Workers’ Compensation Insurance segment, our newly introduced Segregated Portfolio Cell Reinsurance segment and our Lloyd’s Syndicates segment. Profitability in our Corporate segment was driven by strong investment performance. Results in these segments more than balanced results in our Specialty P&C segment which experienced continued lower favorable development than in previous periods. Additionally, our concern about the possibility of deteriorating loss trends in the broader healthcare professional liability lines led to higher loss ratios for certain business within that segment,” said
W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. Mr. Starnes again stressed that ProAssurance is not seeing the worsening loss trends in its paid losses within the Specialty P&C segment and he cited the higher pricing on policy renewals, strong retention, along with new business growth in Specialty P&C as evidence that the segment continues to perform well in the current environment.
Third Quarter 2018 Highlights

•
Consolidated gross premiums written increased by $14.2 million, a 5.8% increase over the third quarter of 2017. In our Specialty P&C segment, gross premiums written were $167.6 million, $1.4 million higher than in the prior year’s third quarter. Gross premiums written in our Workers’ Compensation Insurance segment were $65.7 million, a $5.9 million increase over the third quarter of 2017. In our Segregated Portfolio Cell Reinsurance segment, which reflects the operating results of SPCs that assume workers’ compensation insurance, healthcare professional liability insurance or a combination of the two, gross premiums written were $16.8 million, approximately $500,000 higher than in the year-ago quarter. Finally, gross premiums written in our Lloyd’s Syndicates segment were $26.4 million, a $5.4 million increase over the same quarter last year.

•
The quarter-over-quarter increase in net premiums earned was $13.8 million, or 7.2%. In our Specialty P&C segment, the increase was $3.5 million, in our Workers’ Compensation Insurance segment the increase was $5.8 million, in our Segregated Portfolio Cell Reinsurance segment the increase was $1.8 million and net premiums earned increased $2.7 million in our Lloyd's Syndicates segment.

•	We produced $2.8 million of business through our coordinated sales & marketing programs, essentially unchanged quarter-over-quarter.

•
Our consolidated current accident year loss ratio improved two points from the prior-year quarter primarily due to the effect of storm-related losses recognized in the third quarter of 2017 in our Lloyd's Syndicates segment. That improvement was partially offset by a higher net loss ratio in our Specialty P&C segment due to changes in premium on loss sensitive policies and an increase in expected losses in our excess and surplus lines business.

•
Net favorable development was $21.5 million in the third quarter of 2018, compared to $32.3 million in the third quarter of 2017. By segment, net favorable development was $14.4 million in Specialty P&C, $2.8 million in Workers’ Compensation Insurance, $3.7 million in our Segregated Portfolio Cell Reinsurance segment, and approximately $600,000 in our Lloyd’s Syndicates segment.

•	The consolidated underwriting expense ratio was 30.0%, essentially unchanged as compared to the third quarter of 2017.

•
Net realized investment gains totaled $12.4 million in the quarter, an increase of $4.6 million compared to the prior year quarter, primarily reflecting mark-to-market adjustments in our equity trading portfolio.

•
Our consolidated net investment result was $28.5 million, approximately $600,000 higher than in the third quarter of 2017. This primarily reflected an increase in the earnings from our unconsolidated subsidiaries due to the impact of the required adoption of a new accounting standard as of the first quarter of 2018; net investment income was $23.3 million, a 2% decrease, quarter-over-quarter, due to lower investment balances..

•
We had a tax benefit of approximately $200,000 in the quarter, compared to a tax expense of $6.0 million in the year ago quarter, primarily due to lower pre-tax income, a lower corporate tax rate, a portion of our investment

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income being tax-exempt and our ability to utilize tax credits in the current tax year as well as the previous tax year through carryback provisions of the tax law.
Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income to Non-GAAP operating income:

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2018	2017	2018	2017
Net income	$31,228	$28,949	$71,507	$89,922
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	(12,373)	(7,749)	(2,651)	(18,810)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,130	764	387	2,191
Guaranty fund assessments (recoupments)	90	(225)	177	(154)
Pre-tax effect of exclusions	(11,153)	(7,210)	(2,087)	(16,773)
Tax effect (2)	2,342	2,524	438	5,871
After-tax effect of exclusions	(8,811)	(4,686)	(1,649)	(10,902)
Non-GAAP operating income	$22,417	$24,263	$69,858	$79,020
Per diluted common share:
Net income	$0.58	$0.54	$1.33	$1.68
Effect of exclusions	(0.16)	(0.09)	(0.03)	(0.21)
Non-GAAP operating income per diluted common share	$0.42	$0.45	$1.30	$1.47
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment and the portion of operating earnings, including the gain or loss, net of our participation, is due to the external cell owners through the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is due to the external cell owners.

(2) The annual expected incremental tax rate for the three and nine months ended September 30, 2018 is 21% as compared to 35% for the same respective periods of 2017, associated with the taxable or tax deductible items listed above. Excluding certain discrete items, which are tax effected at the annual expected incremental tax rate in the period they are included in net income, the effective tax rate for each period was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our 2018 Form 10-Q filed on November 6, 2018.

BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	September 30, 2018	December 31, 2017
Total investments	$3,383,632	$3,686,528
Total assets	$4,653,442	$4,929,197
Total liabilities	$3,066,547	$3,334,402
Common shares (par value $0.01)	$630	$628
Retained earnings	$1,639,743	$1,614,186
Treasury shares	$(418,009)	$(418,007)
Shareholders’ equity	$1,586,895	$1,594,795
Book value per share	$29.60	$29.83

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Capital Management
We have not repurchased any shares of our stock in 2018 and did not repurchase any shares in 2017. As of October 31, 2018, approximately $110 million remains available in our Board-authorized stock repurchase program. In September 2018, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on October 10, 2018. We remain dedicated to effective capital management as evidenced by our return of more than $2.0 billion to shareholders in the form of regular and special dividends in the eleven years the current management team has been in place.
Conference Call Information
ProAssurance management will discuss third quarter 2018 results and other topics of interest to investors during a conference call at 9:30 a.m. ET on Wednesday, November 7, 2018. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least December 31, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10124575. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$167,639	$166,284	0.8%	$456,137	$428,032	6.6%
Net premiums written	$143,921	$143,014	0.6%	$394,601	$363,294	8.6%
Net premiums earned	$120,789	$117,288	3.0%	$378,355	$337,287	12.2%
Total revenues	$122,215	$118,564	3.1%	$382,300	$341,230	12.0%

Net losses and loss adjustment expenses	$98,363	$72,944	34.8%	$292,742	$217,512	34.6%
Underwriting, policy acquisition and operating expenses	$27,931	$26,816	4.2%	$83,833	$78,601	6.7%
Segregated portfolio cell dividend expense (income)	$—	$—	—%	$—	$5,181	(100.0%)
Total expenses	$126,294	$99,760	26.6%	$376,575	$301,294	25.0%
Segment operating results	$(4,079)	$18,804	(121.7%)	$5,725	$39,936	(85.7%)

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SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Current accident year loss ratio	93.4%	87.9%	91.9%	88.8%
Effect of prior accident years’ reserve development	(12.0%)	(25.7%)	(14.5%)	(24.3%)
Net loss ratio	81.4%	62.2%	77.4%	64.5%
Underwriting expense ratio	23.1%	22.9%	22.2%	23.3%
Combined ratio	104.5%	85.1%	99.6%	87.8%
Gross premiums written in the Specialty P&C segment were $167.6 million, a $1.4 million increase compared to the third quarter of 2017, primarily due to an increase of $9.0 million in healthcare facilities premiums, driven by new business writings. That increase was partially offset by a $5.6 million decrease in physician premiums, primarily due to the normal cycle of renewals of twenty-four month physician policies and, to a lesser extent, a decrease in twelve-month term policies due to retention losses and timing differences related to the shifting in renewal dates of a few large policies within our book of yearly-renewing policies.
Our premium retention rate in physician professional liability, the largest line in this segment, was 89% in the quarter, down a point from the year-ago quarter; premium retention in healthcare facilities, historically more volatile given the size of average premiums and competition, was 82% and unchanged quarter-over-quarter.
Renewal pricing on physician business, the largest source of revenue in this segment, increased 5.0% quarter-over-quarter, and renewal pricing in the healthcare facilities line was 7.0% higher, quarter-over-quarter.
New business in this segment totaled $16.8 million in the quarter, including $6.2 million of new physician business and $8.9 million of new healthcare facilities business.
The current accident year net loss ratio was 93.4%, an increase of 5.5 points over the prior-year’s third quarter. The majority of that increase, 2.7 points, resulted from changes in premiums on certain loss sensitive insurance contracts, and 1.8 points of the increase was driven by our expectation of increased losses in our excess and surplus lines business. While we have not seen the expected losses manifest themselves in our paid losses, we remain concerned about trends in the broader market and our cautious approach to these loss trends increased the current accident net loss ratio. We believe the reduction of premiums on loss sensitive insurance contracts reflects the quality of our underwriting and risk management, as losses have developed better than originally projected, resulting in a return of premium to the affected policyholders.
As another consequence of our cautious approach to possible loss trends, net favorable loss development was $14.4 million, compared to $30.1 million in the year-ago quarter.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$65,719	$59,843	9.8%	$228,271	$203,733	12.0%
Net premiums written	$45,945	$40,559	13.3%	$150,581	$134,154	12.2%
Net premiums earned	$47,296	$41,540	13.9%	$135,230	$122,247	10.6%
Total revenues	$47,672	$42,075	13.3%	$137,058	$123,963	10.6%

Net losses and loss adjustment expenses	$30,650	$27,065	13.2%	$87,794	$79,520	10.4%
Underwriting, policy acquisition and operating expenses	$15,410	$13,912	10.8%	$41,545	$38,912	6.8%
Total expenses	$46,060	$40,977	12.4%	$129,339	$118,432	9.2%
Segment operating results	$1,612	$1,098	46.8%	$7,719	$5,531	39.6%

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WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Current accident year loss ratio	70.7%	66.1%	68.0%	66.0%
Effect of prior accident years’ reserve development	(5.9%)	(0.9%)	(3.1%)	(1.0%)
Net loss ratio	64.8%	65.2%	64.9%	65.0%
Underwriting expense ratio	32.6%	33.5%	30.7%	31.8%
Combined ratio	97.4%	98.7%	95.6%	96.8%
The Workers' Compensation Insurance segment operating results were $1.6 million for the third quarter of 2018 compared to $1.1 million in 2017.
Gross premiums written increased $5.9 million quarter-over-quarter driven by solid production results, including the Great Falls renewal rights transaction. Premium retention was 85% for the quarter and overall renewal pricing increased 1% compared to renewal price decreases of 5% in 2017. Audit premium was $1.2 million in the third quarter of 2018 compared to $700,000 for the same quarter in 2017. New business in the third quarter was $11.8 million compared to $9.2 million in 2017 and includes $3.1 million from the Great Falls renewal rights transaction.
An increase in severity-related claims from less experienced workers due to economic growth trends drove the increase in the 2018 accident year loss ratio for the quarter compared to 2017. Favorable trends in prior accident year claim closing patterns resulted in net favorable development of $2.8 million in the third quarter of 2018 compared to $400,000 for the same period in the prior year.
The decrease in the 2018 expense ratio is related to the increase in net premiums earned and effective management of operating expenses.
SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
This quarter we are introducing the Segregated Portfolio Cell Reinsurance segment which provides greater detail into the reporting of our share of the operating results (underwriting profit or loss, plus investment results) of segregated portfolio cells (SPCs) dedicated to workers’ compensation, healthcare professional liability business or a combination of the two. The results of SPCs that assume workers’ compensation business were previously reported in our Workers’ Compensation segment, the results of SPCs that assume healthcare professional liability business were previously reported in our Specialty P&C segment and the SPC investment results were previously reported in our Corporate segment.

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$16,799	$16,305	3.0%	$68,255	$61,479	11.0%
Net premiums written	$14,832	$14,360	3.3%	$60,709	$54,581	11.2%

Net premiums earned	$18,963	$17,157	10.5%	$54,247	$50,651	7.1%
Net investment income	371	290	27.9%	1,100	742	48.2%
Net realized gains (losses)	1,397	944	48.0%	467	2,715	(82.8%)
Other income	86	33	160.6%	176	83	112.0%
Net losses and loss adjustment expenses	(8,560)	(8,903)	(3.9%)	(27,561)	(26,308)	4.8%
Underwriting, policy acquisition and operating expenses	(5,516)	(5,147)	7.2%	(16,070)	(15,239)	5.5%
SPC net operating results	6,741	4,374	54.1%	12,359	12,644	(2.3%)
Segregated portfolio cell dividend (expense) income (1)	(5,255)	(2,891)	81.8%	(9,787)	(8,895)	10.0%
Segment operating results (2)	$1,486	$1,483	0.2%	$2,572	$3,749	(31.4%)
(1) Represents the operating (profit) loss due to external cell owners.
(2) Represents our share of the operating profit (loss) of the SPCs in which we participate.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Current accident year loss ratio	64.8%	62.9%	66.0%	64.6%
Effect of prior accident years’ reserve development	(19.7%)	(11.0%)	(15.2%)	(12.7%)
Net loss ratio	45.1%	51.9%	50.8%	51.9%
Underwriting expense ratio	29.1%	30.0%	29.6%	30.1%
Combined ratio	74.2%	81.9%	80.4%	82.0%
The 2018 quarterly operating result of $1.5 million in the Segregated Portfolio Cell Reinsurance segment represents our share of operating results from segregated portfolio cell programs in which we have varying levels of ownership participation.
Gross written premiums were $16.8 million for the third quarter of 2018 compared to $16.3 million in 2017. Premium retention for worker’s compensation business in the segregated portfolio cells, which is the majority of the business, was 87% in the third quarter of 2018 and renewal pricing increased 1% compared to renewal pricing decreases of 4% in 2017. New business decreased from $2.1 million in 2017 to $1.6 million for the third quarter of 2018 reflecting continued competitive market conditions. We renewed both of the alternative market programs that were available for renewal in the third quarter.
The increase in the current accident year loss ratio primarily reflects an increase in severity-related claim activity associated with less experienced employees in the workers’ compensation business associated with economic growth. Continued favorable trends in prior accident year claim closing patterns resulted in net favorable development of $3.7 million in the third quarter of 2018 compared to $1.9 million for the same period in the prior year.
The expense ratio in the Segregated Portfolio Cell Reinsurance segment reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are reflected in the respective segments as a reduction to underwriting expenses.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$26,387	$20,972	25.8%	$62,949	$56,995	10.4%
Net premiums written	$24,631	$18,773	31.2%	$46,339	$44,555	4.0%
Net premiums earned	$19,022	$16,318	16.6%	$48,987	$45,374	8.0%
Net investment income	$783	$412	90.0%	$2,370	$1,194	98.5%
Other gains (losses)	$254	$(1,850)	113.7%	$(157)	$(1,536)	89.8%
Total revenues	$20,059	$14,880	34.8%	$51,200	$45,032	13.7%

Net losses and loss adjustment expenses	$10,032	$20,444	(50.9%)	$31,023	$40,718	(23.8%)
Underwriting, policy acquisition and operating expenses	$8,439	$6,723	25.5%	$23,745	$19,786	20.0%
Total expenses	$18,471	$27,167	(32.0%)	$54,768	$60,504	(9.5%)
Total income tax expense (benefit)	$(361)	$61	(691.8%)	$(355)	$(495)	28.3%
Segment operating results	$1,949	$(12,348)	115.8%	$(3,213)	$(14,977)	78.5%

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LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Current accident year loss ratio	56.1%	124.6%	62.7%	91.0%
Effect of prior accident years’ reserve development	(3.4%)	0.7%	0.6%	(1.3%)
Net loss ratio	52.7%	125.3%	63.3%	89.7%
Underwriting expense ratio	44.4%	41.2%	48.5%	43.6%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag, except in those quarters the projected or known material effects of an event are able to be disclosed in the current reporting quarter. This segment currently represents our 62% participation in Syndicate 1729 at Lloyd’s of London and our 100% participation in Syndicate 6131, a special purpose arrangement (SPA), focusing on contingency and specialty property business that is underwriting on a quota share basis with Syndicate 1729. Additionally, results associated with the majority of investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
Gross premiums written in the quarter were $26.4 million, a 25.8% or $5.4 million increase over the third quarter of 2017 as a result of our increased participation in the operations of both Syndicates (as detailed in the prior paragraph). Net premiums earned were $19.0 million, an increase of $2.7 million, or 16.6%, over the prior-year quarter, which continues to reflect an increased amount of business sourced in the open market, where premium is earned over twelve months, as opposed to business written under delegated underwriting authority, where premium is earned over twenty-four months.
The current accident year loss ratio decreased by 68.5 points to 56.1% which primarily reflected the effect of prior-period storm-related losses, as well as the aforementioned change in the mix of business resulting from the inclusion of more business produced in the open market. We recognized approximately $600,000 of favorable development in the quarter, compared to unfavorable development of approximately $100,000 in the year-ago quarter.
The rate of increase in underwriting, policy acquisition and operating expenses slowed somewhat in the quarter, although those expenses were approximately $1.7 million higher quarter-over-quarter, as the Syndicates continue to increase staffing as a result of operational growth and increased commission-related expenses.
Maximum underwriting capacity for Syndicate 1729 in 2018 is approximately $172.0 million, which excludes approximately $10.4 million dedicated to Syndicate 6131 for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We support our commitment with investment securities deposited with Lloyd’s which had a fair value of approximately $125.4 million at September 30, 2018.
CORPORATE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Net investment income	$22,112	$23,027	(4.0%)	$64,207	$67,656	(5.1%)
Equity in earnings (loss) of unconsolidated subsidiaries	$5,228	$4,164	25.6%	$12,247	$8,489	44.3%
Net realized investment gains (losses)	$11,074	$6,774	63.5%	$2,588	$15,990	(83.8%)
Total revenues	$39,113	$34,988	11.8%	$81,779	$94,109	(13.1%)
Operating expenses	$5,053	$4,989	1.3%	$15,351	$21,062	(27.1%)
Interest expense	$3,645	$4,124	(11.6%)	$11,308	$12,402	(8.8%)
Income tax expense (benefit)	$155	$5,963	(97.4%)	$(3,584)	$4,962	(172.2%)
Segment operating results	$30,260	$19,912	52.0%	$58,704	$55,683	5.4%

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Operating results in our Corporate segment increased $10.3 million compared to the third quarter of 2017, driven by $5.2 million of earnings from our unconsolidated subsidiaries, a $1.1 million change from last year’s third quarter, and a $4.3 million increase in net realized investment gains, which totaled $11.1 million in the quarter.
Our income tax expense was $5.8 million less than in the same quarter last year primarily due to the same factors that affected our consolidated taxes.
Our projected annual effective tax rate is a benefit of 3% at September 30, 2018 due to the effect of the lower statutory federal income tax rate as a result of the Tax Cut and Jobs Act and our ability to utilize tax credits in the current tax year as well as the previous tax year through carryback provisions of the tax law. Our utilization of tax credits was $5.2 million in the quarter, compared to $6.0 million in last year’s third quarter and while projected tax credits for 2018 are less than 2017, they continue to have a significant impact on the effective tax rate for 2018.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

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•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;

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•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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